Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Kolibri Global Energy Inc. on Form S-8 of our report dated May 2, 2024, with respect to our audits of the consolidated financial statements of Kolibri Global Energy Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 40-F of Kolibri Global Energy Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Houston, Texas

June 5, 2024